Exhibit 10.17

June 8, 2023

Lisa Evoli

Dear Lisa:

Congratulations on this offer to join our team! Catalent hires people with a passion to make a difference to the health of millions of people globally. Your expertise, coupled with Catalent’s expertise and capabilities and its collaborations with thousands of innovative pharmaceutical, biotech, and healthcare companies, will help us develop, supply, and deliver billions of doses of life-enhancing products. We take great pride in hiring professionals like you, who have talent, drive, and commitment. We can’t wait to have you join us as we work to advance new medicines for the benefit of patients around the world. We’re confident that you will find your career with Catalent to be filled with opportunities. new challenges, and meaningful work. Attached is important information about our organization and your individual position, rewards, and benefits.

The major provisions of your offer, which is subject to the approval of Catalent’s Board of Directors or its Compensation and Leadership Committee (CLC), are:

Position: Your position will be Senior Vice President and Chief Human Resources Officer. based in Our Somerset, NJ corporate headquarters and reporting directly to Alessandro Maselli. President & CEO. You will also be a member of Catalent’s Executive Leadership Team (ELT)

Compensation: Your bi-weekly base rate of pay will be $19,231 (annualized to $500,000). Catalent employees are paid every other Friday, one week in arrears (one week behind the most current workweek you’ve completed).

Performance: Performance and merit-based compensation are reviewed as part of an annual process that generally takes place starting during the last quarter of a fiscal year and ending during the first quarter of the following fiscal year. Assuming that your start dates remains on or about August 1, 2023. your first compensation review will likely occur in the annual process for the fiscal yew beginning July 1, 2024.

Rewards: Catalent is pleased to offer a comprehensive, competitive compensation program that rewards talented employees for their performance. Effective on your first day of employment, you will be eligible for our health, life, disability, and 40100 retirement savings plans, as well as all other plans and programs generally available to our U.S. employees. You will receive more information on these benefits during your new hire orientation session. In addition, you will receive or be eligible to participate in the following:

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You are eligible to participate in Catalent’s short-term incentive plan, which we call the Management Incentive Plan (MIP). Your annual incentive target will be $350,000. You will be eligible for a MIP bonus beginning in our 2024 fiscal year (July 1, 2023 – June 30, 2024), pro-rated based on your hire date. Annual bonus payments are determined based upon the achievement of specific company and personal objectives and are not guaranteed. In order to receive your MIP payment, you must be actively employed at the time of payout. Please refer to the MIP summary document for further details.

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In recognition of your leadership position, you will be recommended to receive a Long-Term Incentive Plan (LTIP) annual grant equal to $900,000. Since LTIP grants have equity components, your grant is subject to the approval of the CLC. The initial grant date will be your hire date. In future years, LTIP grants are made during the first quarter of each fiscal year in accordance with Catalent’s standard equity grant cycle. The complete terms and conditions of the LTIP, including the equity components and related award agreements, will be provided to you shortly after your hire date and are conditioned on, among other things, your acceptance of certain restrictive covenants.

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You will receive a “make-whole” cash payment of $110,000 with respect to the foregone cash bonus plan of your prior employment. The cash payment wig be made as soon as practicable after your hire date and will be subject to repayment if you leave Catalent prior to the second anniversary of your hire date.

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You will receive a stipend of $5,000 per month, payable in cash on the date of the first payroll payment each month (and pro-rated for the portion of the portion of month served. for the first and last payments, if you start on a date other than the first of the month), for so long as you are commuting from your current home in Pennsylvania. but, In any event, for no more than one year from your hire date. You will make reasonable efforts to relocate your home closer to the Somerset headquarters at the earliest practicable date.

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Subject to the approval of the CLC, you will receive a special restricted stock unit (RSU) “make-whole” grant with respect to the unvested equity granted with respect to your prior employment This grant will have a grant-date value of $1,000,000. These RSUs will vest in equal annual installments on the first three anniversaries of your hire date. This grant will be subject to similar terms and conditions as the annual LTIP grants, except that they are not eligible for the “Rule of 65” retirement benefit.

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As a member of the ELT, you will be eligible to participate in Catalent’s Deferred Compensation Plan, which enables you to save over the IRS limits in the qualified 401(k) plan. Complete details on the features of this plan and how to enroll will be mailed to your home following your hire date. You will also be eligible for all other benefits generally made available to members of the ELT, including:

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Financial Planning: Each calendar year, as a member of the ELT, you are eligible for financial planning either by using AYCO (the financial planning unit of Goldman Sachs) or a financial planner of your choice. If you use a financial planner of your choice, your maximum reimbursement per annum is $15,000, which will be considered taxable income and taxed accordingly. More details on financial planning will be provided after your hire date.

Paid Time Off: Upon joining Catalent. you will receive eight (8) paid company holidays (New Year’s Day, MLK Day, Memorial Day, Independence Day. Labor Day, Thanksgiving Day and the day following, and Christmas Day). In addition:

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You will be eligible to receive 208 hours (26 days) of PTO per calendar year, pro-rated in your first year based on the number of months you are employed. Future increases to PTO entitlement will be in accordance with Catalent’s prevailing Company PTO policy. PTO includes vacation, sick, and personal days. Carryover of unused PTO is allowed as and to the extent set forth in Catalent’s PTO policy.

Start Date: Your first day of employment will be on August 1, 2023, subject to the satisfactory completion of a background check and drug screening test.

Severance: You will receive a separate severance letter agreement. which entitles you to a severance benefit equal to your annual base salary plus MIP target bonus, subject to the terms of the letter agreement.

Stock Ownership: As Senior Vice President and Chief Human Resources Officer, you will be subject to Catalent’s Executive Stock Ownership Guidelines. These are available from Human Resources.

Offer Requirements: Consistent with our policies for all Catalent personnel and the special considerations of our industry, this offer is contingent upon the satisfactory completion of a drug screen and background check, including reference checks.

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The company-paid drug screen must be completed within 30 calendar days prior to your start date, with acceptable results. After acceptance of this offer, a chain of custody form, required for your drug screen, will be sent to you via e-mail by our vendor with information on how to complete the drug screen. The e-mail will also contain contact information for the nearest testing facility to your home address. Be sure to bring a printed copy of the e-mail along with a government-issued photo ID to the facility in order to process your drug screen.

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A background check. including reference checks. must be complete prior to your start of employment, with satisfactory results. You will be receiving an e-mail from our vendor with Information on how to complete the necessary documentation to initiate the required checks and to provide your authorization.

•	On your first day of employment, you will receive and will be asked to sign the Catalent Pharma Solutions Confidentiality Agreement.

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The Immigration Reform and Control Act of 1986 requires employers to verify the employment eligibility and identity of all new employees. In accordance with this Act, please bring the appropriate identifying documents with you on your first day of employment An electronic copy of the I-9 tom}, including a list of accepted documentation for proof of work authorization, will be sent to you after you pass all pre-hire contingencies.

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Catalent does not hire employees for the purpose of acquiring their former employers’ trade secrets, intellectual property, or other confidential or proprietary information. In that regard, Catalent expects you to honor your legal obligations to your former employer(s). and you are not permitted to utilize any confidential or proprietary information of your former employer(s). in order to conduct business on behalf of Catalent under any circumstances.

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Your signature accepting this offer of employment is also your confirmation that you are either not a party to a non-competition or non-solicitation agreement that implicates your duties at Catalent or are a party to such an agreement and will honor your legal obligations to your current (and/or former) employer. If you believe that you cannot perform effectively for Catalent under any lawful and applicable restriction, you must promptly inform Catalent of that fact Further, in the event any legal action Is taken by your former employer as a result of your employment by Catalent. Catalent will have no legal obligation to pay or reimburse you for your legal fees, representation. or damages associated with that legal action. Catalent will take whatever steps it deems appropriate under those circumstances.

Term: Employment with Catalent is not for any definite period of time and is terminable, with or without notice or reason, at the will of either you or the company. There shall be no contract of employment, express or implied.

Ethics: As a company founded on a core set of values, you will be provided with Catalent’s Standards of Business Conduct and will be required to sign a letter of compliance at the commencement of employment and from time to time thereafter.

Please signify your acceptance of this offer of employment by scanning/emailing a signed/dated copy of this offer letter to my attention.

If you have any question. please feel free to call me at 732-537-620C.

Sincerely yours,

/s/Alessandro Maselli

Alessandro Maselli

I accept the above offer of employment:

/s/ Lisa Evoli	6/9/23
Lisa Evoli	Date

June 8, 2023

Lisa Evoli

Re: Severance Benefits

Dear Lisa:

Effective on your hire date, anticipated to be August 1, 2023, this letter will memorialize the severance payments and benefits to which you will be entitled if your employment with Catalent Pharma Solutions, LLC (the “Company) ceases under specified circumstances.

Specifically. if either (i) you are involuntarily terminated by the Company for a reason other than Cause (as defined below), (ii) you die or become disabled, or (fit) you resign from your position with the Company for Good Reason (as defined below), you will receive the following severance payments and benefits on account of such termination:

(a)

A severance payment equal to the sum of your annual base salary and target bonus, payable in equal installments over the one (1) year period following the date of your termination of employment (the “Severance Period”), consistent with the normal payroll practices of the Company; and

(b)

You will continue to receive the group health benefits coverage in effect on your termination date (or generally comparable coverage) for yourself and, where applicable, your spouse and eligible dependents (to the extent they were receiving such coverage as of the termination date), at the same premium rates as may be charged from time to time for employees of the Company generally, which coverage shall be provided until the earlier of (x) the expiration of the Severance Period and (y) the date you are or become eligible for coverage under group health plan(s) of any other employer. Such continued coverage shall run concurrently with any available COBRA coverage.

These severance payments and benefits are conditioned on you signing and not revoking the Company’s standard form of release of claims used with Company executives generally. In addition, your entitlement to the severance payments and benefits are conditioned on your compliance with (a) the non-competition or non-solicitation provisions in each equity grant agreement you execute or have executed in connection with your employment or your compensation as a Catalent employee and (b) the confidentiality obligations imposed on you by our Standards of Business Conduct and each equity grant agreement you execute or have executed in connection with your employment or your compensation as a Catalent employee. You acknowledge that neither your employment nor any termination of employment has created or will create any entitlement to these severance payments and benefits other than as set forth in this letter.

For purposes of this letter, the term “Cause” shall mean: (i) your willful failure to perform your duties, which is not cured within fifteen (15) days following written notice from the Company; (ii) your conviction or confessing to or becoming subject to proceedings that provide a reasonable basis for the Company to believe that you have engaged in a (x) felony, (y) aims involving dishonesty, or (z) crime (A) involving moral turpitude and (B) demonstrably injurious to the Company or its subsidiaries or affiliates: (iii) your willful malfeasance Or misconduct that is demonstrably injurious to the Company and its subsidiaries; or (iv) material breach by you of any non-competition, non-solicitation, or confidentiality obligation in any agreement you execute or have executed In connection with your employment or your compensation as a Catalent employee. For purposes of this definition, no act or failure to act will be deemed “willful” unless effected by you not in good faith.

The term “Good Reason” shall mean. without your consent: (i) a substantial diminution in your position or duties, adverse change in reporting lines, up and down. or assignment of duties materially inconsistent with your position: (ii) any reduction in your base salary; (iii) failure of the Company to pay compensation or benefits when due; (iv) the Company’s failure to provide you with an annual bonus opportunity that is at the same level as established in your offer letter dated June 8, 2023 or any subsequent increase in that level made available to you; or (v) you are required to move your principal business location more than fifty (50) miles; in each case. which is not cured within thirty (30) days following the Company’s receipt of written notice from you describing the event constituting Good Reason.

Please note that, with respect to your outstanding equity rights at the time of your termination of employment, your individual grant agreement and the related equity documents set forth the consequences of your termination of employment on such equity rights.

Your agreement to the terms of this letter supersedes any other oral or written agreement or understanding you may have with the Company or any of its affiliates (including any predecessor entity) regarding your eligibility for severance payments and benefits.

Please sign below your agreement to the tents of this letter. This letter may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instilment Notice under this agreement may be sent to you at any then-current personal physical or email address of yours on file with the Company, and notice to us to attention of the CEO at the Company’s principal address.

If you have any question regarding these severance payments and benefits, please feel free to call me.

Sincerely yours,

/s/Alessandro Maselli
Alessandro Maselli
President and Chief Executive Officer

I accept the above offer of employment:

/s/Lisa Evoli	6/9/23
Lisa Evoli	Date